Exhibit (c)(2)

STRICTLY CONFIDENTIAL Project Rhombus Presentation to the Board of Directors November 6, 2015

STRICTLY CONFIDENTIAL Table of Contents I. II. III. Executive Summary Historical Performance Valuation Perspectives 3 12 17 Appendices A. B. Additional Valuation Detail Rhombus Overview 31 35 [ 1 ]

STRICTLY CONFIDENTIAL Disclaimer This presentation has been prepared by Moelis & Company LLC (“Moelis”) for exclusive use of the Board of Directors of RealD Inc. (the “Company”) in considering the transaction described herein based on information provided by the Company and upon information from third party sources. Moelis has not assumed any responsibility for independently verifying the accuracy of such information, and disclaims any liability with respect to the information herein. In this presentation, Moelis, at the Company’s direction, has used certain projections, forecasts or other forward-looking statements with respect to the Company and/or other parties involved in the transaction which were provided to Moelis by the Company and/or such other parties and which Moelis has assumed, at the Company’s direction, were prepared based on the best available estimates and judgments of the management of the Company and/or such other parties as to the future performance of the Company and/or such other parties. This presentation is provided as of the date hereof and Moelis assumes no obligation to update it or correct any information herein. This presentation is solely for informational purposes. This presentation is not intended to provide the sole basis for any decision on any transaction and is not a recommendation with respect to any transaction. The recipient should make its own independent business decision based on all other information, advice and the recipient’s own judgment. This presentation is not an offer to sell or a solicitation of an offer to buy any business, security, option, commodity, future, loan or currency. It is not a commitment to underwrite any security, to loan any funds or to make any investment. Moelis does not offer tax, accounting, actuarial or legal advice. Absent Moelis’ prior written consent, this material, whether in whole or in part, may not be copied, photocopied, or duplicated in any form by any means, or redistributed. Moelis and its related investment banking entities provide mergers and acquisitions, recapitalization, restructuring, corporate finance and other financial advisory services to clients and affiliates of Moelis provide investment management services to clients. Personnel of Moelis or such affiliates may make statements or provide advice that is contrary to information included in this material. The proprietary interests of Moelis or its affiliates may conflict with your interests. In addition, Moelis and its affiliates and their personnel may from time to time have positions in or effect transactions in securities referred to in this material (or derivatives of such securities), or serve as a director of companies referred to in this presentation. Moelis and its affiliates may have advised, may seek to advise and may in the future advise or invest in companies referred to in this presentation. [ 2 ]

STRICTLY CONFIDENTIAL I. Executive Summary

STRICTLY CONFIDENTIAL Situation Overview  On May 2, 2014, Starboard Value LP (“Starboard”) filed a Schedule 13D indicating that it owned 6.3% of Rhombus' outstanding common stock  On October 1, 2014, after market close, Starboard publicly offered to acquire the remaining shares in Rhombus (the “Company”) it did not own for $12.00 per share in cash, which represented a 29% premium to Rhombus' closing price  At such time, Starboard had increased its stake to 9.9% of the Company’s outstanding common stock  During its Q2 FY 2015 earnings call on November 3, 2014, the Company responded to Starboard’s offer, stating the Board had carefully reviewed the unsolicited indication of interest and unanimously determined not to pursue it  Management and the Board of Directors at the same time stated that the value of the business would “benefit from the strength of its cinema platform and upcoming film slate, the value inherent in (Rhombus') IP portfolio and the changes being made to reduce operating expenses and capital expenditures”  The Company also announced it was actively evaluating alternatives for restructuring its R&D efforts  In particular, the Company explored third-party funding options for InteliLight, however, those discussions did not ultimately result in third party funding for the InteliLight business  On December 4, 2014, the Company announced it would reduce pro forma FY 2016 operating expenses by $11.5mm and capital expenditures by $4.5mm  On February 9, 2015, Rhombus announced its Board of Directors had initiated a process to explore a full range of strategic alternatives and that the Company had engaged Moelis as its financial advisor to assist in the evaluation of such alternatives  During the strategic alternatives review process, multiple Board meetings were held where Moelis provided updates on available alternatives, and the Board of Directors discussed next steps, including a potential sale of the Company  Moelis contacted 71 potential buyers, consisting of 11 strategic and 60 financial potential buyers, regarding their level of interest in purchasing the Company  Of the 71 potential buyers contacted, 36 ultimately signed a nondisclosure agreement and received confidential information in March 2015 regarding Rhombus (4 strategic and 32 financial, including Starboard) [ 4 ]

STRICTLY CONFIDENTIAL Situation Overview (cont’d)  On April 17, 2015, five potential buyers submitted initial indications of interest (“IOI”) for the Company (1 strategic and 4 financial, including Starboard)  The values submitted in the IOI’s received ranged from $12.00 to 15.00 per share  A sixth IOI, with a value range of $12.50 to $14.50 per share, was received from another strategic buyer on July 2, 2015    The Company conducted six management presentations during the months of May, June and September Following management presentations, the Company, Moelis and potential buyers began conducting due diligence Consistent with the Company’s normal budgeting process, during the months of June through September, the Company’s financial projections were revised, in part or in total, four times due to:  Lower than expected financial results for certain 3D films  Certain films no longer being slated to be shown in 3D (e.g., The Hunger Games: Mockingjay Part 2 in the US)  An inability for the Company to reduce its operating expenses to the levels announced on December 4, 2014 due to Management’s decision to continue to invest in select R&D initiatives  As a result, the Adjusted EBITDA projections provided to potential buyers in March 2015 were revised downward:  Adjusted EBITDA Projections (March 2015): FY 2016 - $86.6mm, FY 2017E - $90.0mm, FY 2018E - $96.2mm  Adjusted EBITDA Projections (September 2015): FY 2016 - $73.1mm, FY 2017E - $83.3mm, FY 2018E - $90.9mm  On June 11, 2015, the Company reported FY 2015 Q4 Adjusted EBITDA of $2.4mm versus consensus estimates of $1.2mm and EPS of ($0.36) versus consensus estimates of ($0.34)  On August 5, 2015, the Company reported FY 2016 Q1 Adjusted EBITDA of $24.6mm versus consensus estimates of $26.5mm and EPS of $0.14 versus consensus estimates of $0.16  Following the FY 2016 Q1 earnings announcement, the Company’s stock price fell from $12.60 on August 4, 2015 to its 52-week low of $8.91 on August 24, 2015 [ 5 ]

STRICTLY CONFIDENTIAL Situation Overview (cont’d)  Between the months of May and September all potential buyers other than Rizvi Traverse Management LLC (“Rizvi”) officially dropped out of the process or ceased performing due diligence on the Company  Reasons buyers provided for dropping out of the process included:  Perceived risk around the 3D industry  Concerns over customer renewal risk and rates  Concerns over dependence on film slate  Concerns regarding organic growth within the core business  Company’s inability to achieve operating expense reduction plan  A few potential buyers from earlier in the process re-emerged, but did not engage in meaningful due diligence  The Company asked Rizvi for its final bid on October 13, 2015; at which time Rizvi offered $10.35 per share, which represented a 12% premium to the Company’s unaffected share price on October 1, 2014  Rizvi’s proposal was subject to reaching agreement with Michael Lewis regarding rollover and voting of his existing shares of stock of the Company and his continued employment by Rhombus following the consummation of the transaction  Additionally, Rizvi submitted an issues list regarding the merger agreement and draft debt and equity commitment papers  On October 15, 2015, the Board of Directors held a meeting where Rizvi’s bid was reviewed along with other strategic alternatives  During the meeting, the Board authorized Moelis to engage in price negotiations with Rizvi  Prior to the meeting, a potential buyer that had previously disengaged to pursue another transaction expressed an interest in continuing due diligence; the Board concluded that engaging with the potential buyer could put the Rizvi offer at risk given the limited due diligence performed to date by said potential buyer; the Board determined not to move forward with the potential buyer [ 6 ]

STRICTLY CONFIDENTIAL Situation Overview (cont’d)  At the direction of the Board, between October 16 and October 18, Moelis, on behalf of the Company, engaged in multiple price negotiations with Rizvi  Rhombus proposed a counter offer of $12.00 per share  Rizvi then raised its bid to $10.60 per share  Rhombus proposed a counter offer of $11.60 per share  Rizvi then raised its bid to $11.00 per share and stated that this represented their best and final offer  On October 19, 2015, the Board of Directors held a meeting where the $11.00 per share offer from Rizvi, which represented a 19% premium to the Company’s unaffected share price on October 1, 2014, was reviewed  The Board authorized the Company to move forward with completing outstanding diligence and negotiating transaction-related agreements for a potential transaction at $11.00 per share, subject to final approval of the transaction by the Board of Directors  Following the October 19, 2015 meeting of the Board of Directors, Michael Lewis, Rhombus' CEO and Chairman, began negotiating a separate agreement with Rizvi to roll his equity as part of the transaction Rizvi conditioned its October 13, 2015 offer on reaching agreement with Michael Lewis on these matters  Michael Lewis’ preference was to not roll his entire equity stake in the transaction, but he ultimately agreed to rollover all of his currently outstanding shares at Rizvi’s request  Certain options of Michael Lewis, however, will be cashed out in the transaction in the same manner as the other holders of such options  The Board is aware of these discussions  [ 7 ]

STRICTLY CONFIDENTIAL Strategic Alternatives Process Summary 71 potential buyers were contacted during the process, with 36 parties receiving an Overview Presentation, 6 parties submitting an initial bid, and 1 party submitting a final bid Public announcement regarding the strategic alternatives process was made on February 9, 2015 [ 8 ] Strategic Financial 71Contacted 11 60 36Signed NDA and Received OP 4 32 61st Round Bids Received 2 4 6 1 Received Management Presentation 2 4 Final Bid Received 0 1

STRICTLY CONFIDENTIAL

Summary of Parties that Received Overview Presentations

MOELIS & COMPANY

Listed below are the parties that received an Overview Presentation †

FINANCIAL PARTIES (32)		
Party A	Party N	Party Y
Rizvi Traverse *	Party O	Party Z
*Starboard Value **	Party P	Party AA
*Party D**	Party Q	Party BB
*Party E**	Party R	Party CC
*Party H**	Party S	Party DD
Party I	Party T	Party EE
Party J	Party U	Party FF
Party K	Party V	Party GG
Party L	Party W	Party HH
Party M	Party X	

STRATEGIC PARTIES (4)		
*Party F **	Party II	Party JJ
*Party G **		

* **Denotes party that submitted first round bid and final round bid**
** Denotes party which submitted first round bid and/or participated in management presentation*
† Names of parties (other than Rizvi Traverse and Starboard Value) have been replaced with generic references.

[9]

STRICTLY CONFIDENTIAL

Rizvi Offer Summary

MOELIS & COMPANY

RIZVI OFFER IMPLIED VALUATION

($ in millions, except per share amounts)

Offer Price	**$11.00**
Fully Diluted Shares Outstanding [1]	53.658
Implied Equity Value	**$590.2**
Plus: Debt (as of 11/02/15)	$38.0
Plus: Minority Interest (as of 09/30/15)	(0.5)
Less: Cash (as of 11/02/15)	(76.8)
Total Enterprise Value	**$551.0**

Per Share Price Premium (Unaffected) [2]	Price	Premium/ (Discount)
1-Day Prior (10/01/14)	$9.27	18.66%
10-Day Prior VWAP	9.63	14.26%
30-Day Prior VWAP	9.83	11.93%

Per Share Price Premium (Current)	Price	Premium/ (Discount)
Current (11/04/15)	$10.25	7.32%
10-Day Prior VWAP	10.22	7.63%
30-Day Prior VWAP	10.16	8.27%

IMPLIED TRANSACTION MULTIPLES

Management Estimates	Adj. EBITDA	TEV / Adj. EBITDA
LTM 06/30/15A Adj. EBITDA	$52.7	10.5x
CY15E Adj. EBITDA (Latest Forecast)	56.4	9.8x
CY16E Adj. EBITDA (Latest Forecast) [3]	88.8	6.2x

Consensus Estimates [4]	Adj. EBITDA	TEV / Adj. EBITDA
LTM 06/30/15A Adj. EBITDA	$52.7	10.5x
CY15E Adj. EBITDA	49.2	11.2x
CY16E Adj. EBITDA	79.4	6.9x

- Although not a factor in the financial analysis, Moelis notes that the transaction premia on either an unaffected or current basis is generally below observed M&A market averages

Source: Management, Company Information, Capital IQ
1. Calculated based on securities outstanding as of 10/28/15
2. Unaffected dates as of 11/01/14; date of Starboard offer
3. As directed by Rhombus management, nine months ending 12/31/16 estimated based on FY2017 projections and average quarterly EBITDA contributions over the past four years
4. Consensus estimates as of 11/04/15

[10]

STRICTLY CONFIDENTIAL

Rizvi Offer Summary (cont'd)

MOELIS & COMPANY

MERGER CONSIDERATION [1]	▪ **Per Share Price (% Premium):** $11.00 (18.66% premium to unaffected stock price on 10/01/14 and a 5.47% premium to stock price on 10/19/15) ▪ **Implied Market Cap:** $590 million ▪ **Implied TEV:** $551 million ▪ **LTM 06/30/15 Adjusted EBITDA Multiple:** 10.5x ▪ **CY15 Adjusted EBITDA Multiple:** 9.8x
FINANCING	▪ **Funded Debt:** $300 million – PF Leverage: 5.2x LTM 06/30/15E PF Adj. Financeable EBITDA ($57.6 million) ▪ **Preferred Equity:** $140 million (provided by Fortress, with 10% paid-in-kind coupon)
EQUITY ROLLOVER	▪ Concurrent with the execution of the merger agreement, Michael Lewis will enter into a rollover commitment letter with the purchaser (Michael Lewis currently owns 10.6% of fully diluted shares outstanding)
VOTING AGREEMENT	▪ Concurrent with the execution of the merger agreement, Michael Lewis agrees to vote their shares in favor of the transaction contemplated by the agreement
COMPANY TERMINATION FEE	▪ $24 million paid by Company to the Purchaser within three business days of the termination ▪ Conditions for payment of termination fee: – If the Purchaser terminates because Board of Directors effects an Adverse Recommendation Change prior to the stockholders meeting or the Company has a material breach of the non-solicitation provision or covenant to call and hold a stockholders meeting – If the Company terminates because Board of Directors has received a superior proposal and failure to accept such proposal would be a breach of fiduciary duties to the stockholders of Rhombus – If either Purchaser or the Company terminates because stockholder approval is not given and the Board of Directors affects an Adverse Recommendation Change – If Purchaser or the Company terminates because the End Date is reached or stockholder approval is not given, or Purchaser terminates because the Company breaches its reps, warranties or fails to perform its covenants, a person who has made or announced a takeover proposal and the Company enters into a definitive agreement or consummates such proposal within 12 months of the termination
PURCHASER TERMINATION FEE	▪ $29 million paid by Purchaser to the Company within three business days of the termination ▪ Conditions for payment of termination fee: – If the marketing period has ended and all other conditions to closing are met and Purchaser fails to close within 2 business days after the end of the marketing period – If Purchaser breaches any of its reps & warrants or fails to perform its covenants
EXPENSE REIMBURSEMENT	▪ Reasonable out-of-pocket fees and expenses, up to a cap, if agreement is terminated due to a failure to obtain stockholder approval
REPRESENTATIONS AND WARRANTIES	▪ No survival of reps and warranties ▪ Largely standard for public company transaction

Source: Draft merger agreement dated 11/05/15

1. LTM Adjusted EBITDA (as of 6/30/15) and CY15 Adjusted EBITDA of $52.7 and $56.4 million (based on management estimates), respectively; adjusted for share-based compensation, impairment of assets and intangibles, as well as certain expenses related to the cost reduction plan and non-recurring expenses

[11]

STRICTLY CONFIDENTIAL II. Historical Performance

STRICTLY CONFIDENTIAL

Rhombus Stock Price Performance

MOELIS & COMPANY

RHOMBUS TWO-YEAR STOCK PRICE PERFORMANCE



05/02/14
Starboard Files 13D
Indicating 6.3% Stake [1]
10/01/14
Pre-Starboard Offer
($9.27)
02/09/15
Pre-Strategic Alternatives
Announcement
($11.03)
06/11/15
Q4 FY2015 Earnings
Announcement [2]
08/05/15
Q1 FY2016 Earnings
Announcement [3]
$15.00
$12.00
$9.00
$6.00
$3.00
$ --
Price per Share ($)
3.500
2.800
2.100
1.400
0.700
--
Trading Volume
$11.00
Rizvi Offer
$10.25
Current Price
Nov-13
Mar-14
Jul-14
Nov-14
Mar-15
Jul-15
Nov-15

Share Price Performance	
Close Price (11/04/15)	$10.25
52 Week High (02/19/15)	13.42
52 Week Low (08/24/15)	8.91

Historical Share Prices	Low	VWAP	High
10 Days	$9.94	$10.22	$10.49
30 Days	9.69	10.16	10.54
6 Months	8.91	11.00	13.04
1 Year	8.91	11.44	13.42
18 Months	8.91	11.26	13.42
2 Years	6.94	10.60	13.42

Source: Capital IQ
Note: Market data as of 11/04/15
1. Stake acquired April 22, 2014; Starboard subsequently filed
2. Reported FY 2015 Q4 Adjusted EBITDA of $2.4mm versus consensus estimates of $1.2mm and EPS of ($0.36) versus consensus estimates of ($0.34) and that Rhombus continues to review its strategic alternatives
3. Reported FY 2016 Q1 Adjusted EBITDA of $24.6mm versus consensus estimates of $26.5mm and EPS of $0.14 versus consensus estimates of $0.16 and that Rhombus continues to review its strategic alternatives

[13]

STRICTLY CONFIDENTIAL Rhombus Box Office Over Time RHOMBUS BOX OFFICE PERFORMANCE OVER TIME (FY 2012 – Q1 FY 2016) ($ in millions) $532 $278 Q1 12 Q2 12 Q3 12 Q4 12 Q1 13Q2 13 Q3 13Q4 13 Q1 14 Q2 14 Q3 14 Q4 14 Q1 15 Q2 15 Q3 15 Q4 15 Q1 16 Europe Russia Latin America Australasia Domestic Overall 3D Take Rates Europe Russia Latin America Australasia Domestic [ 14 ] Source: Rentrak Note: % of 3D Box Office for Rentrak reporting countries only; does not include China 69% 61% 67% 68% 71% 55% 53% 59% 52% 38% 55% 46% 47% 46% 44% 39% 44% 73% 74% 76% 82% 79% 74% 81% 78% 72% 69% 82% 80% 75% 66% 59% 58% 64% 50% 47% 58% 55% 53% 49% 52% 56% 49% 45% 54% 48% 47% 48% 40% 40% 51% 73% 62% 59% 68% 60% 59% 56% 54% 40% 31% 40% 28% 25% 23% 27% 19% 25% NA NA 52% 66% 47% 38% 45% 52% 37% 26% 44% 34% 35% 33% 32% 36% 38% $1,174 $933 $838 $787 $841 $724 $589 $708 $751 $617 $326 $582 $496 $642$614

STRICTLY CONFIDENTIAL Financial Performance Since IPO RHOMBUS REVENUE BY QUARTER SINCE IPO ($ in millions) $59 $58 $38 $28 Q1 11 Q2 11 Q3 11 Q4 11 Q1 12 Q2 12 Q3 12 Q4 12 Q1 13 Q2 13 Q3 13 Q4 13 Q1 14 Q2 14 Q3 14 Q4 14 Q1 15 Q2 15 Q3 15 Q4 15 Q1 16 Q2 16E RHOMBUS ADJUSTED EBITDA BY QUARTER SINCE IPO ($ in millions) Q1 11 Q2 11 Q3 11 Q4 11 Q1 12 Q2 12 Q3 12 Q4 12 Q1 13 Q2 13 Q3 13 Q4 13 Q1 14 Q2 14 Q3 14 Q4 14 Q1 15 Q2 15 Q3 15 Q4 15 Q1 16 Q2 16E [ 15 ] Source: Company filings, Management estimates $17$17$18 $44 $23 $21 $23 $25 $26 $16$18 $9 $14$13$14 $18 $16 $14 $14 $8 $11 $2 FY15 Adj. EBITDA: $52 FY14 Adj. EBITDA: $65 FY13 Adj. EBITDA: $63 FY12 Adj. EBITDA: $105 FY11 Adj. EBITDA: $62 $65$65 $88 $68 $59$55 $55 $54 $60 $49$50 $55 $47$45 $44 $41 $47 $33 FY15 Revenue: $163 FY14 Revenue: $199 FY13 Revenue: $216 FY12 Revenue: $247 FY11 Revenue: $246

STRICTLY CONFIDENTIAL

Wall Street Commentary

MOELIS & COMPANY

	TARGET PRICE	FY16E ADJ. EBITDA	SELECT ANALYST COMMENTARY
Barrington Research 10/08/15 *Buy*	$15.00	$67.2mm	▪ "Fundamental improvement in profitability will result from the improved film slate over the next several quarters combined with cost cuts and somewhat better product gross margins" ▪ "The strategic evaluation should provide an added support to the stock"
B. RILEY 10/27/15 *Buy*	$16.00	$69.4mm	▪ "We believe our preview this week is more timely given the increasing potential for positive actions around the strategic review between now and that earnings release date." ▪ "With almost 9 months since the Board began its strategic review process...we believe the pressure may be on for this process to come to a conclusion" ▪ "We continue to believe the risk/reward remains attractive at these levels given…the variety of potential outcomes to the process"
STIFEL NICOLAUS 10/13/15 *Hold*	N/A	$68.3mm	▪ "We view the continued strategic review as a negative at this stage, the realistic pool of bidders is relatively limited and will not include exhibitors or studios and as a result we are perplexed as to the duration the review has taken other than to think a sale is unlikely"
PiperJaffray. 10/12/15 *Buy*	$15.00	$67.6mm	▪ "Investors have been frustrated with the slow strategic evaluation process which has resulted in numerous extensions to the bidding deadline" ▪ "We think additional bidders and updated financials are the reason for the most recent delay" ▪ "The delay is not a bad thing for…shareholders in our view, as it brings in fresh bidders, enables [Rhombus] to update financials (better film performance and better clarity on consumer initiatives), provides more time to resolve patent lawsuits, but also keeps Starboard Value at bay"
DOUGHERTY & COMPANY 10/13/15 *Buy*	$14.00	$76.6mm	▪ "Filed an 8K declaring that the deadline for proxy submissions has been extended yet again to the period between October 15th and 30th…we take the extension as a signal that the company's process is still ongoing" ▪ "Our belief is that management is using the extra time to finalize some sort of licensing agreement around its consumer technology" ▪ "Baring that the strategic process concludes with the sale of the company, we anticipate management unveils some cost cuts, but we believe that it will take the influence of a major shareholder, like Starboard, to pressure the company to cut deep enough to maximize the opportunity"
MEAN	**$15.00**	**$70.0mm**	
MANAGEMENT		**$73.1mm**	

Source: Wall Street Research

[16]

STRICTLY CONFIDENTIAL III. Valuation Perspectives

STRICTLY CONFIDENTIAL

Rhombus Management Financial Projections

MOELIS & COMPANY

($ in millions)	Fiscal Year Ended March 31,					
	2013A	2014A	2015A	2016E	2017E	2018E
Revenues						
License	$137.8	$132.5	$109.3	$122.8	$130.7	$138.9
Product & Other	77.8	66.7	54.1	69.1	70.2	70.4
Total Revenues	**$215.6**	**$199.2**	**$163.5**	**$192.0**	**$200.8**	**$209.3**
% Growth	*(12.6%)*	*(7.6%)*	*(18.0%)*	*17.4%*	*4.6%*	*4.2%*
Total COGS	**$125.4**	**$104.0**	**$82.7**	**$88.3**	**$78.8**	**$77.0**
Gross Profit	**$90.2**	**$95.3**	**$80.8**	**$103.7**	**$122.1**	**$132.3**
Gross Margin	*41.8%*	*47.8%*	*49.4%*	*54.0%*	*60.8%*	*63.2%*
Operating Expenses						
Sales & Marketing	$19.5	$19.7	$19.5	$20.0	$20.8	$21.1
Research & Development	25.3	27.1	21.7	14.4	21.6	22.1
General & Administrative	47.8	50.6	49.4	52.2	45.6	46.0
Total Operating Expenses	**$92.6**	**$97.4**	**$90.6**	**$86.6**	**$88.0**	**$89.2**
Operating Income	**($2.4)**	**($2.2)**	**($9.8)**	**$17.1**	**$34.0**	**$43.1**
Adjusted EBITDA [1]	**$57.9**	**$65.1**	**$52.0**	**$73.1**	**$83.3**	**$90.9**
EBITDA Margin	*26.9%*	*32.7%*	*31.8%*	*38.1%*	*41.5%*	*43.4%*

OVERVIEW

- The Company has provided periodic updates to projected FY16 to potential buyers throughout the process
- The current projections were provided to buyers at the end of September 2015
- In addition to the updated FY16 financials, the Company provided revised estimates for FY17 and FY18
  - Revenue model was updated and based on projected film slate for all years of the projection period (previously FY17 and FY18 were projected using growth rates)
  - Film slate includes unidentified titles (three in 2017 and four in 2018)
  - Assumes Company would remain in Boulder and Beverly Hills facilities
  - Forecast includes minimum projected InteliLight revenues from contract with leading computer technology company and associated expenses required to support the business; does not include growth case projections for the InteliLight business
    - Growth case not included because InteliLight upside is highly speculative given InteliLight is in development and business model remains unproven
    - Certain expenses during projection period may facilitate growth in future years
  - Includes revenues from indigenous content for China
- Does not include forecasted investment case for LUXE, Rhombus' PLF venture
- Assumes 15% discount on exhibitor renewals
- No CapEx investment to support exhibitor renewals
- For the purposes of analyzing calendar year results, as directed by Rhombus Management, quarterly FY2017 and FY2018 projections were estimated by applying average quarterly EBITDA contributions over the past four years to full year FY2017 and FY2018 estimates

Source: Company Management estimates
1. Calculated as operating income plus depreciation & amortization, stock-based compensation, restructuring & impairment and in FY13A-FY15A only, gains/losses on foreign exchange

[18]

STRICTLY CONFIDENTIAL

Fiscal Year 2016 EBITDA Bridge

MOELIS & COMPANY

The initial budget shared with buyers contemplated $86.6 million of FY16 Adjusted EBITDA; latest forecast shared with buyers projects $73.1 million of FY16 Adjusted EBITDA [1]

FY16 EBITDA FORECAST

($ in millions)


Projections provided in Overview Presentation for buyers (as of Mar-15)
$86.6
$6.8
$1.2
$1.8
$8.5
$1.1
Latest forecast shared with buyers (as of Sep-15)
$73.1
Budgeted Adj. EBITDA
Reduction in License Gross Profit
Increase in Glass Gross Profit
Increase in Consumer / Other Gross Profit
Increase in Operating Expenses [2]
Reduction in EBITDA Adjustments [3]
Latest Estimate Adj. EBITDA
EBITDA MARGIN
45%
38%

Source: Company Management estimates
1. Adjusted EBITDA projections before public company cost savings
2. Increase in operating expenses comprised of increase of S&M and G&A expense of $4.4 and $4.3 million, respectively, and a reduction of R&D expense of $0.2 million
3. Reduction in EBITDA adjustments comprised of increase in D&A expense of $0.9 million and reduction in restructuring and impairment expenses of $2.0 million

[19]

STRICTLY CONFIDENTIAL

Valuation Summary

MOELIS & COMPANY

($ in millions, except per share figures)		Current 11/04/15	Rizvi Offer
		$10.25	$11.00
Per Share Price Premiums (Unaffected) [1]	***Statistic***		
1-Day Prior to Starboard offer (10/01/14)	*$9.27*	*10.6%*	*18.7%*
10-Day VWAP Prior to Starboard offer	*9.63*	*6.5%*	*14.3%*
30-Day VWAP Prior to Starboard offer	*9.83*	*4.3%*	*11.9%*
Per Share Price Premiums (Current)	***Statistic***		
Current (11/04/15)	*$10.25*	*--*	*7.3%*
10-Day Prior VWAP	*10.22*	*0.3%*	*7.6%*
30-Day Prior VWAP	*10.16*	*0.9%*	*8.3%*
FD Shares Outstanding		53.579	53.658
Market Capitalization		**$549.2**	**$590.2**
Plus: Net Debt [2]		($39.2)	($39.2)
Implied Enterprise Value		**$509.9**	**$551.0**
Valuation Multiples (Management)	***Statistic***		
TEV / LTM (6/30/15) EBITDA	*$52.7*	*9.7x*	*10.5x*
TEV / CY2015E EBITDA	*56.4*	*9.0x*	*9.8x*
TEV / CY2016E EBITDA [3]	*88.8*	*5.7x*	*6.2x*
Valuation Multiples (Consensus) [4]	***Statistic***		
TEV / LTM (6/30/15) EBITDA	*$52.7*	*9.7x*	*10.5x*
TEV / CY2015E EBITDA	*49.2*	*10.4x*	*11.2x*
TEV / CY2016E EBITDA	*79.4*	*6.4x*	*6.9x*

Source: Company Management estimates, Capital IQ, Wall Street Research, Company Filings
1. Unaffected dates based from 10/01/14, date of Starboard offer
2. Includes debt and cash balances as of 11/0215 and minority interest as of 09/30/15
3. As directed by Rhombus management, nine months ending 12/31/16 estimated based on FY2017 projections and average quarterly EBITDA contributions over the past four years
4. Consensus estimates as of 11/04/15

[20]

STRICTLY CONFIDENTIAL Valuation Overview ($ in millions, except per share figures) Current Price: $10.25 ($56.4) $14.79 attributable to Company tax Source: Notes: 1. Company Management, Capital IQ Current price as of 11/04/15 As directed by Rhombus management, nine months ending 12/31/16 estimated based on FY2017 projections and average quarterly EBITDA contributions over the past four years [ 21 ] METHODOLOGY VALUATION RANGES COMMENTARY SELECTED PUBLICLY TRADED COMPANIES Rhombus Rizvi Offer: $11.00 $9.68 8.5x – 11.0x $12.31CY2015E Adj. EBITDA 7.5x – 10.0x $13.16$17.31CY2016E Adj. EBITDA ¹ ($88.8) SELECTED PRECEDENT TRANSACTIONS $8.60 8.0x – 11.5x $12.04LTM 06/30/15A Adj. EBITDA ($52.7) DISCOUNTED CASH FLOW 10.8% - 13.8% Discount Rate $9.25 2.0% - 4.0% Perpetuity Growth Rate Includes $0.35 - $0.44 per share value attributes (Implied Terminal EBITDA Multiple of 4.8x – 8.5x) Price per Share$8.00$10.00$12.00$14.00$16.00$18.00 Implied TEV$388$496$606$718$831$947

STRICTLY CONFIDENTIAL Selected Publicly Traded Companies Analysis Overview  Although none of the selected companies are directly comparable to Rhombus given the unique nature of Rhombus' business, Moelis focused on selected companies operating in the following categories:  Media / Technology Licensing  Theater Exhibitors  Other IP Licensing Moelis believes EBITDA multiples are more relevant than sales multiples in this case  Accounting for the margin profile of Rhombus' business  Area of focus for research analysts in valuing the comparable businesses Because of the inherent differences amongst the businesses, operations and prospects of Rhombus and those of the selected publicly-traded companies, Moelis made judgments to select appropriate reference ranges shown on page 21 for the selected companies trading analysis Relevant Rhombus attributes include:  Vast majority of revenues derived from technology licensing  Exposure to the cyclicality of the film slate  COGS comprised of cinema system depreciation and glasses; operating expenses largely scalable As a result, Moelis deemed media and licensing businesses as most relevant, given industry dynamics  Theater businesses require higher capital expenditures and have a different cost structure  IP licensing businesses lack exposure to film slate and also have a different cost structure For the purposes of analyzing calendar year results, as directed by Rhombus Management, quarterly FY2017 and FY2018 projections were estimated by applying average quarterly EBITDA contributions over the past four years to full year FY2017 and FY2018 estimates While IMAX may operate in the same industry as Rhombus, there are a number of differences between the business models of the two companies:  IMAX provides an end-to-end cinematic solution combining proprietary software, theater architecture and equipment, resulting in high customer switching costs  IMAX typically receives a larger percentage of the exhibitor’s box-office receipts than Rhombus  IMAX in some cases receives concession revenues       [ 22 ]  IMAX is more diversified, generating revenues from both 2D and 3D films

STRICTLY CONFIDENTIAL

Selected Publicly Traded Companies

MOELIS & COMPANY

VALUATION BENCHMARKING

As of 11/04/15 *($ in millions, except per share amounts)*	Share Price	% of 52 Week High	Market Value	Enterprise Value	EV / Revenue CY'15E	EV / Revenue CY'16E	EV / Revenue CY'17E	EV / EBITDA CY'15E	EV / EBITDA CY'16E	EV / EBITDA CY'17E
Media / Technology Licensing										
Dolby Laboratories [1]	$35.27	76%	$3,729	$3,108	3.2x	3.0x	2.9x	11.0x	10.0x	9.5x
IMAX	38.71	88%	2,774	2,767	7.5x	7.2x	6.5x	19.1x	16.9x	14.6x
TiVo	9.26	70%	964	653	1.7x	1.5x	1.3x	5.4x	4.5x	3.7x
Rovi	9.74	37%	809	1,697	3.3x	3.0x	2.6x	9.0x	7.9x	6.1x
DTS [2]	30.88	81%	554	627	3.5x	3.1x	2.8x	11.0x	9.2x	7.9x
Media / Technology Licensing Average		70%			3.8x	3.6x	3.2x	11.1x	9.7x	8.4x
Media / Technology Licensing Median		76%			3.3x	3.0x	2.8x	11.0x	9.2x	7.9x
Theater Exhibitors										
Cinemark	$35.56	78%	$4,143	$5,617	2.0x	1.9x	1.8x	8.4x	8.1x	7.5x
Regal Entertainment	19.45	79%	3,059	5,309	1.7x	1.7x	1.6x	8.7x	8.4x	8.0x
AMC Entertainment [3]	25.84	72%	2,601	4,285	1.4x	1.4x	1.3x	7.9x	7.7x	7.3x
Theater Exhibitors Average		76%			1.7x	1.7x	1.6x	8.3x	8.1x	7.6x
Theater Exhibitors Median		78%			1.7x	1.7x	1.6x	8.4x	8.1x	7.5x
Other IP Licensing										
Iconix Brand Group	$16.22	40%	$783	$2,304	5.5x	5.3x	5.3x	10.6x	10.4x	9.9x
Sequential Brands Group [4]	12.90	69%	537	941	9.8x	8.8x	8.1x	15.4x	14.2x	12.3x
Other IP Licensing Average		54%			7.6x	7.1x	6.7x	13.0x	12.3x	11.1x
Other IP Licensing Median		54%			7.6x	7.1x	6.7x	13.0x	12.3x	11.1x
Rhombus at Offer - Consensus [1]	$11.00	81%	$590	$551	3.3x	3.0x	2.9x	11.2x	6.9x	6.4x
Rhombus at Offer - Mgmt Projections [1,5]	$11.00	81%	590	551	3.2x	2.7x	2.7x	9.8x	6.2x	6.1x

Source: Company Management estimates, Capital IQ, Wall Street Research, Company Filings

1. Financials calendarized for year end 12/31
2. 2015E revenue and EBITDA pro forma for an estimated $34mm and $4mm in revenue and EBITDA, respectively, assuming the iBiquity acquisition closed at the beginning of the year; total debt and cash pro forma for $135mm of additional debt and $37mm use of cash to fund the acquisition
3. 2015E EBITDA pro forma for an estimated $8.5mm in EBITDA assuming the Starplex acquisition closed at the beginning of the year
4. 2015E revenue pro forma for an estimated $6mm and $7mm and of incremental revenue assuming the Jessica Simpson Collection (estimated assuming EBITDA margins equal to existing SBQG business) and Joes Jeans acquisitions, respectively closed at the beginning of the year; 2015E EBITDA pro forma for an estimated $4mm and $5mm of incremental EBITDA assuming the Jessica Simpson Collection and Joes Jeans acquisitions, respectively, closed at the beginning of the year; total debt pro forma for $60mm of additional debt to fund the Joes Jeans acquisition
5. As directed by Rhombus management, quarterly FY2017 and FY2018 projections estimated using average quarterly EBITDA contributions over the past four years

[23]

STRICTLY CONFIDENTIAL

Selected Publicly Traded Companies (cont'd)

MOELIS & COMPANY

OPERATING METRICS BENCHMARKING

As of 11/04/15	Revenue			Growth		EBITDA			EBITDA Margin			
($ in millions, except per share amounts)	CY'15E	CY'16E	CY'17E	'15E-'16E	'16E-'17E	CY'15E	CY'16E	CY'17E	CY'15E	CY'16E	CY'17E	'15-'17 Δ
Media / Technology Licensing												
Dolby Laboratories [1]	$973	$1,029	$1,088	5.8%	5.7%	$284	$311	$326	29.2%	30.2%	30.0%	0.8%
IMAX	369	385	425	4.3%	10.4%	145	164	189	39.3%	42.6%	44.6%	5.3%
TiVo	395	428	491	8.3%	14.6%	122	146	178	30.8%	34.1%	36.3%	5.4%
Rovi	510	567	651	11.2%	14.8%	189	216	279	37.0%	38.1%	43.0%	5.9%
DTS [2]	177	203	221	14.9%	8.7%	54	68	80	30.7%	33.5%	36.0%	5.3%
Media / Technology Licensing Average				**8.9%**	**10.8%**				**33.4%**	**35.7%**	**37.9%**	**4.5%**
Media / Technology Licensing Median				**8.3%**	**10.4%**				**30.8%**	**34.1%**	**36.3%**	**5.3%**
Theater Exhibitors												
Cinemark	$2,854	$2,957	$3,120	3.6%	5.5%	$666	$695	$747	23.3%	23.5%	24.0%	0.6%
Regal Entertainment	3,136	3,191	3,286	1.8%	3.0%	611	628	664	19.5%	19.7%	20.2%	0.7%
AMC Entertainment [3]	2,963	3,083	3,217	4.0%	4.4%	537	555	584	18.1%	18.0%	18.2%	0.0%
Theater Exhibitors Average				**3.1%**	**4.3%**				**20.3%**	**20.4%**	**20.8%**	**0.5%**
Theater Exhibitors Median				**3.6%**	**4.4%**				**19.5%**	**19.7%**	**20.2%**	**0.6%**
Other IP Licensing												
Iconix Brand Group	$422	$431	$431	2.3%	(0.1%)	$218	$222	$232	51.6%	51.4%	53.8%	2.2%
Sequential Brands Group [4]	97	111	134	14.6%	21.3%	62	73	90	64.4%	65.7%	66.9%	2.4%
Other IP Licensing Average				**8.5%**	**10.6%**				**58.0%**	**58.5%**	**60.3%**	**2.3%**
Other IP Licensing Median				**8.5%**	**10.6%**				**58.0%**	**58.5%**	**60.3%**	**2.3%**
Rhombus at Offer - Consensus [1]	**$168**	**$183**	**$191**	**9.1%**	**4.3%**	**$49**	**$79**	**$86**	**29.3%**	**43.4%**	**45.2%**	**15.9%**
Rhombus at Offer - Mgmt Projections [1,5]	**174**	**207**	**208**	**19.2%**	**0.2%**	**56**	**89**	**91**	**32.4%**	**42.8%**	**43.8%**	**11.3%**

Source: Company Management estimates, Capital IQ, Wall Street Research, Company Filings

1. Financials calendarized for year end 12/31
2. 2015E revenue and EBITDA pro forma for an estimated $34mm and $4mm in revenue and EBITDA, respectively, assuming the iBiquity acquisition closed at the beginning of the year; total debt and cash pro forma for $135mm of additional debt and $37mm use of cash to fund the acquisition
3. 2015E EBITDA pro forma for an estimated $8.5mm in EBITDA assuming the Starplex acquisition closed at the beginning of the year
4. 2015E revenue pro forma for an estimated $6mm and $7mm and of incremental revenue assuming the Jessica Simpson Collection (estimated assuming EBITDA margins equal to existing SBQG business) and Joes Jeans acquisitions, respectively closed at the beginning of the year; 2015E EBITDA pro forma for an estimated $4mm and $5mm of incremental EBITDA assuming the Jessica Simpson Collection and Joes Jeans acquisitions, respectively, closed at the beginning of the year; total debt pro forma for $60mm of additional debt to fund the Joes Jeans acquisition
5. As directed by Rhombus management, quarterly FY2017 and FY2018 projections estimated using average quarterly EBITDA contributions over the past four years

[24]

STRICTLY CONFIDENTIAL Selected Precedent Transactions Analysis Overview  Moelis evaluated precedent transactions in selected relevant segments  Media / Technology Licensing  Theater Exhibitors  Other IP Licensing  The number of truly comparable transactions is very limited; and because of the inherent differences amongst the transactions, operations and prospects of Rhombus and those of the selected target companies, Moelis made judgments to select appropriate reference ranges shown on page 21 for the selected precedent transactions analysis  This analysis includes transactions dating back to 2010  Selected precedent transactions were analyzed on LTM EBITDA multiples  Moelis analyzed the selected precedent transactions, taking into consideration market conditions at the time the transaction was announced  Moelis deemed transactions involving media and licensing businesses as most relevant, given industry dynamics  Theater businesses require higher capital expenditures and have a different cost structure  IP licensing businesses lack exposure to film slate and also have a different cost structure [ 25 ]

STRICTLY CONFIDENTIAL

Selected Precedent Transactions Analysis

MOELIS & COMPANY

Date Announced	Target	Acquiror	Implied TEV	LTM Revenue	LTM EBITDA	EBITDA Margin	TEV / LTM Revenue	TEV / LTM EBITDA
($ in millions)								
Media / Technology Licensing								
Sep-15	**iBiquity Digital**	DTS	$172	$45	$15 [1]	33%	3.8x	11.5x [1]
Nov-14	**ChyronHego Corporation**	Vector Capital	115	58	5	8%	2.0x	NM
Feb-14	**Grass Valley USA**	Belden	220	290	27	9%	0.8x	8.1x
Jun-12	**Miranda Technologies**	Belden	332	177	37	21%	1.9x	9.0x
May-12	**Bona Film** [2]	Twenty-First Century Fox	351	151	NA	NA	2.3x	NA
Apr-12	**SRS Labs**	DTS	110	34	3	7%	3.3x	NM
Dec-10	**Sonic Solutions**	Rovi Corporation	669	106	7	6%	NM	NM
Jun-10	**DivX**	Sonic Solutions	198	75	(0)	NM	2.6x	NM
Media / Technology Licensing Average			**$271**	**$117**	**$13**	**14.3%**	**2.4x**	**9.5x**
Media / Technology Licensing Median			**209**	**90**	**7**	**8.9%**	**2.3x**	**9.0x**
Theater Exhibitors								
Jul-15	**Starplex** [3]	AMC Entertainment	$172	$90	$16	18%	1.9x	10.8x
Jun-13	**Vue Entertainment**	AIMCo; OMERS	1,455	915	172	19%	1.6x	8.5x
Feb-13	**Hollywood Theaters** [3]	Regal Entertainment	238	NA	NA	NA	NA	NA
Nov-12	**Rave Cinemas**	Cinemark	240	229	42	18%	1.0x	5.8x
Jul-12	**CinemaxX**	Vue Beteiligungs	259	243	41	17%	1.1x	6.3x
May-12	**AMC Entertainment**	Dalian Wanda	2,631	2,600	332	13%	1.0x	7.9x
Nov-10	**Vue Entertainment**	Doughty Hanson & Co.	730	NA	84	NA	NA	8.7x
Theater Exhibitors Average			**$818**	**$815**	**$114**	**16.9%**	**1.3x**	**8.0x**
Theater Exhibitors Median			**259**	**243**	**63**	**17.8%**	**1.1x**	**8.2x**
Other IP Licensing								
Jun-15	**Martha Stewart**	Sequential Brands	$316	$126	$9	7%	2.5x	NM
Mar-13	**Brand Matter**	Sequential Brands	108	11	6	58%	9.8x	16.9x
Jul-12	**Classic Media**	DreamWorks Animation	155	82	NA	NA	1.9x	NA
Oct-11	**HIT Entertainment**	Mattel	680	180	72	40%	3.8x	9.5x
Mar-11	**RC2 Corporation**	Tomy Corporation	627	448	63	14%	1.4x	10.0x
Jul-10	**Playboy**	Rizvi Traverse; Hugh Hefner	297	225	20	9%	1.3x	14.7x
Apr-10	**Peanuts Worldwide**	Iconix	175	76	17	22%	2.3x	10.4x
Other IP Licensing Average			**$337**	**$164**	**$31**	**25.0%**	**3.3x**	**12.3x**
Other IP Licensing Median			**297**	**126**	**19**	**18.1%**	**2.3x**	**10.4x**
Oct-15	**Rhombus**	**Rizvi Traverse**	**$551**	**$161**	**$53**	**32.6%**	**3.4x**	**10.5x**

Source: Company Management estimates, Capital IQ, Wall Street Research, Company Filings, Press Releases
Note: Excludes transactions less than $100 million
1. EBITDA not disclosed; EBIT used as proxy (midpoint of range given for 2015 operating income)
2. 19.9% investment from Twenty-First Century Fox
3. Based on research estimates

[26]

STRICTLY CONFIDENTIAL Discounted Cash Flow Analysis Overview  Moelis relied on projected FY2016, FY2017 and FY2018 financials provided by Rhombus Management in September 2015  Management’s forecast reflects its perspective regarding the future prospects of the Company on a standalone basis as a public company  Forecast includes projected InteliLight revenues from contract with leading computer technology company and associated expenses required to support the business; does not include growth case projections for the InteliLight business (from May 2015)  Growth case not included because InteliLight upside is highly speculative given InteliLight is in development and business model remains unproven Utilizing Rhombus Management’s projections, Moelis performed a 2.25 year discount cashed flow analysis  Terminal value represents approximately 80% of the total enterprise value at mid-point of valuation range Projected financials discounted to December 31, 2015 at Rhombus' weighted average cost of capital (“WACC”)  Discount rate reference range of 10.8% – 13.8%  Beta reference range of 1.0 to 1.4       Rhombus 2-year and 5-year asset beta of 0.780 and 1.594, respectively Moelis derived its reference range based on a narrowed beta range for Rhombus Moelis also observed the 2-and 5-year asset beta of its comparable companies Moelis observed that although IMAX’s relevance to the selected publicly traded companies analysis is limited (see page 22), IMAX is relevant to the discounted cash flow analysis because IMAX’s market exposure is similar to Rhombus’ and is consistent with Rhombus’ 2-and 5-year asset beta levels  Moelis utilized projected balance sheet information provided by management for quarter ending 12/31/15 Moelis utilized the perpetuity growth method to calculate the terminal value  Based on the topline trend in the business during recent historical periods through the end of the projected period, which shows a slowdown in topline growth, Moelis used a perpetuity growth rate range of 2.0% to 4.0% to calculate terminal value, which begins at domestic GDP growth and goes higher due to the Company’s exposure to higher growth markets and potential upside from the Company’s growth initiatives including InteliLight and PLF As part of the analysis, Moelis has taken into account Rhombus' NOLs  Gross federal NOL balance of $133.7 million per Rhombus FY 2015 10-K filing  Following discussions with management, analysis assumes first year of NOL utilization is FY2020; NOLs assumed to be subsequently used evenly over the next ten years  Assumes additional $8.5 million of NOLs generated per year in FY2016 – FY2019  The NOL valuation contemplates a standalone valuation (i.e., not assuming a change of control and potential implications of a Section 382 Limitation)  Applied against Company’s marginal tax rate of 40%   [ 27 ]

STRICTLY CONFIDENTIAL Discounted Cash Flow Analysis UNLEVERED FREE CASH FLOWS EBITDA Less: Depreciation & Amortization Less: Share-Based Compensation Less: Impairment $19.2 (9.7) (2.9) (0.7) $83.3 (33.4) (13.4) (2.4) $90.9 (32.0) (13.4) (2.4) $90.9 (15.0) (13.4) --EBIT $5.8 $34.0 $43.1 $62.5 Less: Taxes at 40.0% Plus: Depreciation & Amortization Plus: Share-Based Compensation Plus: Impairment Less: Increases in Working Capital Less: Capital Expenditures ($2.3) 9.7 2.9 0.7 (2.4) (3.5) ($13.6) 33.4 13.4 2.4 (0.2) (15.0) ($17.2) 32.0 13.4 2.4 (0.2) (15.0) ($25.0) 15.0 13.4 --(0.2) (15.0) Unlevered Free Cash Flow $10.9 $54.4 $58.5 $50.7 PRICE PER SHARE ² IMPLIED EXIT MULTIPLE Discount Rate 10.8% 11.8% 12.8% 13.8% Perpetuity Growth Rate Discount Rate 10.8% 11.8% 12.8% 13.8% Perpetuity Growth Rate 2.0% 2.5% 3.0% 3.5% 4.0% 2.0% 2.5% 3.0% 3.5% 4.0% Source: 1. 2. Company Management Assumes terminal year D&A equal to terminal year capital expenditures Includes present value of expected future tax savings from the $133.7mm federal net operating loss carryforward balance as of 03/31/15, assuming an additional $8.5mm of annual NOLS generated from FY2016-FY2019; represents $0.35 to $0.44 per share (for discount rates of 10.8%-13.8%, respectively) [ 28 ] 6.5x6.9x7.4x7.9x8.5x 5.8x6.1x6.5x7.0x7.4x 5.3x5.5x5.9x6.2x6.6x 4.8x5.1x5.3x5.6x5.9x $12.01$12.58$13.22$13.95$14.79 10.9011.3611.8612.4213.06 10.0010.3710.7711.2211.72 9.259.559.8810.2410.64 3 Mo Ending,Fiscal Year Ending March 31,Terminal ($ in millions)03/31/16E2017E2018EFCF ¹

STRICTLY CONFIDENTIAL Changes and Modifications Since October 2014 Selected Publicly Traded Companies Analysis  Presentations prior to today utilized market databases to calculate market values and enterprise values; market values and enterprise values contained herein are sourced from publicly available company filings In the October 2014 presentation, DTS and Dolby Laboratories were misclassified in the IP Licensing segment and were reclassified into the Media / Technology Licensing segment in the October 2015 presentation Included CY 2017 Revenue, EBITDA and corresponding valuation multiples in the materials herein   Selected Precedent Transaction Analysis  Presentations prior to today utilized market and news databases to calculate implied TEV to LTM revenue and EBITDA multiples; implied TEV to LTM revenue and EBITDA multiples contained herein sourced from publicly available company filings, Wall Street Research and publicly available market and news databases Additions, Removals and Reclassifications  Removed LiveTV/Thales Avionics transaction given lack of comparable business characteristics of LiveTV to Rhombus  Added iBiquity Digital/DTS, ChyronHego/Vector Capital, Starplex/AMC and Martha Stewart/Sequential Brands given their announcement subsequent to the initial October 2014 presentation  Reclassified Bona Film/Twenty-First Century Fox from Theater Exhibitors segment to Media/Technology Licensing segment to better reflect underlying business characteristics TEV/LTM EBITDA Multiples Reclassified as Not Available (“NA”) or Not Meaningful (“NM”)  Reclassified Bona Film/Twenty-First Century Fox transaction to NA due to inability to verify market and news database financial results  Transaction comparability is limited given minority investment and limited licensing revenue exposure  Reclassified DivX/Sonic Solutions transaction to NM; initial analysis utilized market and news database derived multiple; current presentation utilizes publicly available company filings, which yields a negative EBITDA rendering the multiple NM  Reclassified Hollywood Theatres/Regal Entertainment transaction to NA; initial analysis utilized market and news database derived multiple; current presentation utilizes publicly available company filings, which do not disclose target financials, rendering the multiple NA  Reclassified Classic Media/DreamWorks Animation transaction to NM due to inability to verify market and news database financial results   Financial  CY 2016 Management Adj. EBITDA estimates have increased from $80.3mm (per October 2015 materials) to $88.8mm in current materials due to calendarization calculation error [ 29 ]

STRICTLY CONFIDENTIAL Appendix

STRICTLY CONFIDENTIAL A. Additional Valuation Detail

STRICTLY CONFIDENTIAL

Weighted Average Cost of Capital Analysis

MOELIS & COMPANY

PEER GROUP BETA ANALYSIS

As of 11/04/15 ($ in millions)	Levered Beta [1] 2-Year	Levered Beta [1] 5-Year	Total Debt	MV Equity	Debt/ Total Cap	Effective Tax Rate [2]	Asset Beta 2-Year	Asset Beta 5-Year	Int. Expense/ Total Debt
Media / Technology Licensing									
Dolby Laboratories	0.938	0.972	$--	$3,729	--	23.4%	0.938	0.972	NA
IMAX	0.984	1.425	22	2,774	0.8%	26.0%	0.978	1.417	5.8%
TiVo	0.954	1.243	403	964	29.5%	37.2%	0.756	0.985	4.4%
Rovi	1.533	1.192	1,036	809	56.2%	55.2%	0.974	0.757	7.4%
DTS [3]	1.044	1.345	160	554	22.4%	27.9%	0.864	1.113	3.8%
Media / Tech. Licensing Average	**1.091**	**1.235**			**21.8%**	**33.9%**	**0.902**	**1.049**	**5.4%**
Media / Tech. Licensing Median	**0.984**	**1.243**			**22.4%**	**27.9%**	**0.938**	**0.985**	**5.1%**
Theater Exhibitors									
Cinemark	0.811	0.894	$2,039	$4,143	33.0%	40.4%	0.627	0.691	5.6%
Regal Entertainment	0.786	1.011	2,349	3,059	43.4%	39.7%	0.537	0.691	5.5%
AMC Entertainment [3]	0.953	1.261	1,864	2,601	41.8%	31.5%	0.639	0.846	5.9%
Theater Exhibitors Average	**0.850**	**1.055**			**39.4%**	**37.2%**	**0.601**	**0.743**	**5.6%**
Theater Exhibitors Median	**0.811**	**1.011**			**41.8%**	**39.7%**	**0.627**	**0.691**	**5.6%**
Other IP Licensing									
Iconix Brand Group	0.996	1.556	$1,543	$783	66.3%	28.1%	0.412	0.644	5.5%
Sequential Brands Group [4]	1.074	2.924	355	537	39.8%	48.8%	0.802	2.185	5.8%
Other IP Licensing Average	**1.035**	**2.240**			**53.1%**	**38.4%**	**0.607**	**1.414**	**5.6%**
Other IP Licensing Median	**1.035**	**2.240**			**53.1%**	**38.4%**	**0.607**	**1.414**	**5.6%**
Rhombus	**0.819**	**1.674**	**$38**	**$550**	**6.5%**	**27.8%**	**0.780**	**1.594**	**4.0%**

Source: Bloomberg, Company filings, U.S. Department of the Treasury, 2015 Duff & Phelps
Notes: Market data as of 11/04/15
1. 2-year weekly and 5-year monthly adjusted beta per Bloomberg
2. Average of the past 8 quarters per Capital IQ
3. Pro forma for iBiquity acquisition; reflects $135mm of additional debt and $37mm use of cash to fund the acquisition; debt/total cap prior to acquisition was 4.5%
4. Pro forma for Joes Jeans acquisition; reflects $60mm of additional debt used to fund the acquisition per company press release

[32]

STRICTLY CONFIDENTIAL Weighted Average Cost of Capital Analysis (cont’d) ILLUSTRATIVE COST OF CAPITAL CALCULATION WACC SENSITIVITY Long-Term Risk Free Rate ¹ Market Risk Premium ² Size Premium ³ Tax Rate ⁴ Cost of Debt ⁵ Debt / Total Cap Unlevered Beta 2.66% 6.21% 1.000 1.100 1.200 1.300 1.400 2.42% 36.7% 5.1% --5.0% 10.0%  Beta reference range of 1.0 to 1.4  Rhombus 2-year and 5-year asset beta of 0.780 and 1.594, respectively  Moelis derived its reference range based on a narrowed beta range for Rhombus  Moelis also observed the 2-and 5-year asset beta of its comparable companies  Moelis observed that although IMAX’s relevance to the selected publicly traded companies analysis is limited (see page 22), IMAX is relevant to the discounted cash flow analysis because IMAX’s market exposure is similar to Rhombus’ and is consistent with Rhombus’ 2-and 5-year asset beta levels  5-year beta more relevant data set for following reasons:  Rhombus contract renewal cycle takes place over five-plus year time period  Premium priced film tickets are highly sensitive to broader economic cycles, therefore it is useful to incorporate longer time periods  Rhombus’ exposure to film slate makes the Company highly dependent on intermittent films that perform exceptionally well in 3D (e.g., Avatar and Gravity), therefore it is useful to incorporate longer time periods Source: Notes: 1. 2. 3. 4. 5. Bloomberg, Company filings, U.S. Department of the Treasury, 2015 Duff & Phelps Valuation Handbook Market data as of 11/04/15 U.S. Department of the Treasury, 20-Year Treasury Supply-side long-horizon expected equity risk premium per 2015 Duff & Phelps Valuation Handbook Average of CRSP deciles 8 and 9 per 2015 Duff & Phelps Valuation Handbook Rhombus federal statutory rate plus state tax rate, net of federal benefits per latest 10-K Median of Media / Technology Licensing peer group [ 33 ] 11.3%11.9%12.5%13.2%13.8% 11.1%11.7%12.3%12.9%13.5% 10.9%11.5%12.1%12.7%13.3%

STRICTLY CONFIDENTIAL NOL Analysis The following analysis assumes additional $8.5 million of NOLs generated per year in FY2016 – FY2019 Beginning Balance $167.7 $154.3 $141.0 $127.6 $114.2 $100.9 $87.5 $74.1 $60.7 $47.4 $34.0 NOL Usage (13.4) (13.4) (13.4) (13.4) (13.4) (13.4) (13.4) (13.4) (13.4) (13.4) (13.4) Ending Balance $133.7 $154.3 $141.0 $127.6 $114.2 $100.9 $87.5 $74.1 $60.7 $47.4 $34.0 $20.6 Tax Savings $5.3 $5.3 $5.3 $5.3 $5.3 $5.3 $5.3 $5.3 $5.3 $5.3 $5.3 PV OF NOL TAX SAVINGS VALUE PER SHARE Discount Rate 10.80% 11.80% 12.80% 13.80% Discount Rate 10.80% 11.80% 12.80% 13.80% [ 34 ] Source: Management, public filings $0.44 0.40 0.38 0.35 $23.4 21.7 20.1 18.7 Fiscal Year Ending March 31, ($ in millions, except per share values)03/31/15A2020E2021E2022E2023E2024E2025E2026E2027E2028E2029E2030E

STRICTLY CONFIDENTIAL B. Rhombus Overview

STRICTLY CONFIDENTIAL

Overview of Rhombus

MOELIS & COMPANY

Rhombus is a licensor of 3D and other visual technologies worldwide

BUSINESS OVERVIEW

- Formed in 2003, Rhombus licenses 3D projection technology to exhibitors worldwide under long-term exclusive agreements
- Market leader with a network including more than 26,500 screens in 72 countries with 1,200 exhibitors
- 18 of the world's top 25 exhibitors use Rhombus 3D
- For FYE 03/31/15, Rhombus had total revenues of $163.5 million and EBITDA of $52.0 million
- Headquartered in Beverly Hills, California

RHOMBUS FY15A GLOBAL BOX OFFICE

($ in millions)


$125
$38
$284
$939
$622
Domestic
Europe
Latin America
Australia / Asia
Russia

TOP EXHIBITORS

($ in millions)

Exhibitor	Region	TTM Rev. [1]	Renewal Date [2]
Wanda	China	$12.1	11/15/17
Cinemark USA	Domestic	7.9	12/31/18
Cinemark Int'l	LatAm	7.6	12/31/18
Cinepolis	LatAm	7.6	12/31/19
AMC	Domestic	7.6	12/31/18
Cineplex	Domestic	7.2	12/31/15
Regal	Domestic	7.0	12/31/18
Europalaces	EMEA	6.3	06/30/16
Odeon/UCI	EMEA	4.8	01/31/17
Cineworld	EMEA	3.5	12/31/18

RHOMBUS FY16E REVENUE BY PRODUCT

($ in millions)


$3.8
$64.0
$124.2
License Revenue
Glasses Revenue
Other Revenue [3]

Source: Management
Notes:
1. TTM as of 09/30/15
2. Represents earliest contract expiration date (exhibitors subject to a number of contract expiration dates)
3. Includes theater revenues and consumer product revenue

[36]

STRICTLY CONFIDENTIAL

Overview of Rhombus (cont'd)

MOELIS & COMPANY

GROWTH INITIATIVES

Premium Large Format (PLF)

- A PLF theater is a premier theater-going experience with defined standards and technologically superior equipment
- +1,500 existing PLF screens globally
- LUXE PLF brand is an opportunity for Rhombus to offer a holistic PLF brand to exhibitors amongst fragmented PLF landscape
- 10 LUXE installations in Russia, with an additional 22 new auditoriums under contract in Russia, China and Eastern Europe
- Generates revenue on 2D and 3D tickets sold

InteliLight

- Intelligent backlight technology for LCD displays
- Uses technology to control a given display's light fields
- The technology enables a number of device display modes: sunlight, wide angle, privacy, (glasses free) 3D and power savings
- Addressable display market of over 2.4 billion units
- Over 25 active patent families
- Rhombus signed exclusive contract with a leading computer technology company
  - Exclusivity for notebook devices with permanently attached keyboards, or sold with a detachable keyboard as an integral part of the product, with an LCD panel size 10" or above

MANAGEMENT & BOARD

Management	
Michael Lewis	Co-Founder, Chairman of the Board of Directors, and CEO
Drew Skarupa	CFO
Leo Bannon	EVP of Global Operations
Vivian Yang	EVP, General Counsel
Anthony Marcoly	President of Worldwide Cinema

Board of Directors	
Michael Lewis	Co-Founder, Chairman of the Board of Directors, and CEO
Frank Biondi	Lead Director
Richard Grand-Jean	Director
P. Gordon Hodge	Director
David Habiger	Director
Sherry Lansing	Director

Source: Management

[37]

STRICTLY CONFIDENTIAL Overview of Rhombus (cont’d) RHOMBUS SHAREHOLDER SUMMARY (AS OF MOST RECENT FILINGS) Bares Capital Management, Inc. Starboard Value LP 7,102,434 4,950,000 13.9% 9.7% T. Rowe Price Associates, Inc. The Vanguard Group, Inc. 3,785,614 2,912,090 7.4% 5.7% BlackRock Fund Advisors Nokomis Capital LLC 2,212,379 1,585,876 4.3% 3.1% Rivulet Capital LLC Fidelity Management & Research Co. 1,504,938 1,181,924 3.0% 2.3% Gabelli Funds LLC SSgA Funds Management, Inc. 1,129,176 665,029 2.2% 1.3% Remaining Institutional Holders 10,690,380 21.0% Michael Lewis (CEO) 5,338,319 10.5% All Other Insiders 841,184 1.7% Retail & Other 12,360,883 13.8% [ 38 ] Source: Management, public filings, FactSet Total Shareholders (as of 07/29/15)50,921,907100.0% Total Insiders6,179,50312.1% Total Institutional Shareholders37,719,84074.1% Shares% Shares OwnedOustanding

STRICTLY CONFIDENTIAL Contact Information Moelis & Company LLC is a U.S.-registered broker dealer and a member of FINRA & SIPC. Moelis & Company LLC 1999 Avenue of the Stars, Suite 1900 Los Angeles, CA 90067 Tel: 310-443-2300 399 Park Avenue, 5th Floor New York, NY 10022 Tel: 212-883-3800